November 29, 2006

Re: AgFeeed Industries, Inc.

AgFeeed Industries, Inc. has furnished to us the text of a statement to be set forth by Ag Feed Industries, Inc. as part of Item 4.01 of a Report on Form 8K that is to be filed by AgFeed Industries, Inc. with the Commission with respect to our dismissal as independent public accountants for AgFeed Industries, Inc. on November 24, 2006. We agree with the text of the statement concerning our Firm that is to be part of Item 4.01 in such Form 8-K to be filed with the Commission.

/s/ " DeJoya Griffith & Company, LLC"
DeJoya Griffith & Company, LLC

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 588-5961 ● Facsimile (702) 588-5979